EXHIBIT 4.5

EIGHTH AMENDMENT TO PROMISSORY NOTES

THIS EIGHTH AMENDMENT TO PROMISSORY NOTES (this “Amendment”), dated December 30, 2021, is entered into by MMEX Resources Corporation (the “Company”) and GS Capital Partners, LLC (“Holder”).

WHEREAS, the Company has outstanding indebtedness to Holder as follows (the “Notes”):

(I)	Note dated February 4, 2020, in the original principal amount of $90,000;
(ii)	Note dated March 31, 2020, in the original principal amount of $200,000;
(iii)	Note dated February 22, 2021, under which the Company has drawn down $450,000; and

WHEREAS, the maturity date of the Notes were extended previously; and

WHEREAS, the Company and Holder are continuing to discuss the development plans and financial resources of the Company; and

WHEREAS, the Company and the Holder desire to amend the Notes in light of the foregoing;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1. The maturity dates of the Notes are hereby extended to March 31, 2022.

2. The Company agrees to wire $15,000 to Holder as an extension fee.

3. Except as expressly amended and modified by this Amendment, the Notes are and shall continue to be in full force and effect in accordance with the terms thereof.

4. This Amendment may be executed by the parties hereto in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to Promissory Notes to be duly executed as of the date first written above.

MMEX Resources Corporation

By:	/S/ JACK W. HANKS
Jack W. Hanks, President and CEO

GS Capital Partners, LLC

By:	/S/ GABE SAYEGH
Gabe Sayegh, President